Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 2, 2019

BY AND AMONG

COLUMBIA BANK MHC,

COLUMBIA FINANCIAL, INC.,

COLUMBIA BANK

AND

RSB BANCORP, MHC

RSB BANCORP, INC.

ROSELLE BANK

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5.17 Updated Schedules	51

ARTICLE VI Conditions to Consummation	51
6.1 Conditions to Each Party’s Obligations	51
6.2 Conditions to the Obligations of Columbia	52
6.3 Conditions to the Obligations of Roselle	53

ARTICLE VII Termination	54
7.1 Reasons for Termination	54
7.2 Effect of Termination	55
7.3 Expenses	55
7.4 Termination Fees	55
7.5 Waiver	56

ARTICLE VIII General Provisions	56
8.1 Interpretation	56
8.2 No Survival of Representations	56
8.3 Waiver; Amendment	56
8.4 Counterparts	56
8.5 Governing Law	56
8.6 Notices	57
8.7 Assignment	58
8.8 No Third Party Beneficiaries	58
8.9 Entire Agreement; etc	58
8.10 Investigation of Representations, Warranties and Covenants	58
8.11 Delivery by Facsimile or Electronic Transmission	58
8.12 Severability	59
8.13 No Presumption Against Drafting Party	59

Exhibit A: Form of Voting Agreement

Exhibit B: Form of MHC Merger Agreement

Exhibit C: Form of Mid-Tier Merger Agreement

Exhibit D: Form of Bank Merger Agreement

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Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 2nd day of December, 2019 (“Agreement”), by and among Columbia Bank MHC, a federally chartered mutual holding company (“Columbia Bank MHC”), Columbia Financial, Inc., a Delaware chartered subsidiary holding company (“Columbia Financial”), Columbia Bank, a federally chartered stock savings bank (“Columbia Bank”) (Columbia Bank MHC, Columbia Financial and Columbia Bank being collectively referred to as “Columbia” or the “Columbia Entities”), and RSB Bancorp, MHC, a New Jersey chartered mutual holding company (“RSB MHC”), RSB Bancorp, Inc., a Delaware chartered subsidiary holding company (“RSB Bancorp”) and Roselle Bank, a New Jersey chartered stock savings bank (“Roselle Bank”) (RSB MHC, RSB Bancorp and Roselle Bank being collectively referred to as “Roselle” or the “Roselle Entities”).

Introductory Statement

Columbia Bank MHC owns approximately 54.8% of the outstanding common stock of Columbia Financial, which in turn owns 100% of the capital stock of Columbia Bank.

RSB MHC owns 100% of the outstanding common stock of RSB Bancorp, which in turn owns 100% of the capital stock of Roselle Bank.

The Board of Directors of each of Columbia Bank MHC, Columbia Financial, Columbia Bank and RSB MHC, RSB Bancorp and Roselle Bank have determined that this Agreement, the Merger (as defined in Article I) and the related transactions contemplated hereby, are advisable and in the best interests of Columbia, Roselle, the depositors of Roselle Bank, the members of Columbia Bank MHC and the stockholders of Columbia Financial.

Columbia and Roselle each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Columbia’s willingness to enter into this Agreement, certain directors and executive officers of Roselle have entered into a Voting Agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she, if required, will cast his or her votes in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

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ARTICLE I

Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition

Bank Merger	Section 2.1(a)(iii)
Bank Regulatory Approvals	Section 3.3(f)
Bank Regulators	Section 3.0(m)
Cause	Section 5.11(b)
Charter Conversion	Section 2.1(a)(iii)
Columbia	Preamble
Columbia Bank	Preamble
Columbia Bank Foundation	Section 5.17
Columbia Entities	Preamble
Columbia Exchange Act Reports	Section 3.3(h)
Columbia Financial Statements	Section 3.3(i)
Columbia Bank MHC	Preamble
Columbia Financial	Preamble
Closing Date	Section 2.2
D&O Insurance	Section 5.12(c)
Disclosure Letter	Section 3.1
Effective Date	Section 2.3
Effective Time	Section 2.3
FDIC	Section 2.1(a)(i)
Indemnified Party	Section 5.12(a)
Interim Financial Statements	Section 5.3(f)
RSB Bancorp, Inc.	Preamble
RSB Bancorp, MHC	Preamble
Roselle	Preamble
Roselle Audited Financial Statements	Section 5.3(f)
Roselle Continuing Employee	Section 5.11(a)
Roselle Depositors Meeting	Section 5.8(b)
Roselle DRP	Section 5.11(f)
Roselle Divisional Board	Section 5.13(b)
Roselle Employee Plans	Section 3.2(o)(i)
Roselle Entities	Preamble
Roselle Financial Statements	Section 3.2(g)
Roselle Pension Plan	Section 3.2(o)(iii)
Roselle Proxy Statement	Section 5.9(b)
Roselle Qualified Plan	Section 3.2(o)(iv)
Merger Certificates	Section 2.3
MHC Merger	Section 2.1(a)(i)

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Defined Term	Location of Definition
MHC Merger Certificate	Section 2.1(a)(i)
Mid-Tier Merger	Section 2.1(a)(ii)
Mid-Tier Merger Certificate	Section 2.1(a)(ii)
New Jersey Banking Statute	Section 3.3(f)
New Jersey Department of the Treasury	Section 2.1(a)(i)
NJBCA	Section 2.1(a)(i)
NJDOBI	Section 2.1(a)(i)
OCC	Section 2.1(a)(iii)
Pension Benefit Guarantee Corporation	Section 3.2(o)(i)
Regulatory Agreement	Section 3.2(j)
Separated Employee	Section 5.11(c)

For purposes of this Agreement:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Columbia) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any proposal or offer with respect to the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Roselle; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Roselle’s consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Appraised Value” means the appraised value of Roselle as of the Effective Date, as determined by an Independent Appraisal. The Appraised Value will be determined as of a date no earlier than 20 calendar days before the Effective Date.

“BHC ACT” means the Bank Holding Company Act of 1956.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of New Jersey are authorized or obligated to close.

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“Columbia Disclosure Letter” means the letter delivered by Columbia to Roselle on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

“Columbia Financial Common Stock” means the common stock, par value $0.01 per share, of Columbia Financial.

“Columbia Financial Common Stock Market Price Per Share” means the volume-weighted average closing price per share of Columbia Financial Common Stock as reported on Nasdaq (or such other exchange or market on which the Columbia Financial Common Stock shall then trade) for the 15 consecutive Trading Days ending on (and including) the Determination Date.

“Columbia NDA” means the Confidentiality and Non-Disclosure Agreement dated August 9, 2019 between Roselle and Columbia.

“Commonly Controlled Entity” means any entity under common control with Roselle within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement

“CRA” means the Community Reinvestment Act, as amended.

“DGCL” means the General Corporation law of the State of Delaware.

“Determination Date” means the certain date which is the fifth Business Day prior to the Closing Date.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, Lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Columbia Bank MHC, Columbia Financial or Columbia Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

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“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (vi) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (vii) all obligations of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business); and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Independent Appraisal” shall mean the appraisal of the fair market value of Roselle determined by an independent appraisal firm that is expert in valuing mutual savings institutions, such appraisal being acceptable to the Bank Regulators and in form and substance satisfactory to Roselle and Columbia.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, trade names, service marks, domain names, corporate names and all combinations thereof; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other proprietary rights.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge of Columbia” means the actual knowledge of the executive officers of the Columbia identified on Schedule 1.1 of the Columbia Disclosure Schedules after reasonable investigation.

“Knowledge of Roselle” means the actual knowledge of the executive officers of the Roselle Entities identified on Schedule 1.1 of the Roselle Disclosures Schedules after reasonable investigation.

“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.

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“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Roselle Disclosure Letter” means the letter delivered by Roselle to Columbia on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

“Roselle NDA” means the Confidentiality and Non-Disclosure Agreement dated December 2, 2019 between Roselle and Columbia “Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means any change, effect, development, occurrence, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would reasonably be expected to have, a material adverse effect on the business, financial condition, or results of operations of the Roselle Entities, taken as a whole, or Columbia and its Subsidiaries, taken as a whole, as the case may be; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, shall constitute or be deemed to constitute a “Material Adverse Effect,” and none of the following shall be taken into account in determining whether there has been or would be a Material Adverse Effect: (a) changes after the date hereof in Laws of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks, savings associations, bank holding companies and savings and loan holding companies, (c) changes, after the date hereof, in economic conditions generally affecting banks, savings associations, bank holding companies and savings and loan holding companies, including changes in the general level of market interest rates, or general market, economic, financial, capital markets or political or regulatory conditions in the United States, (d) changes, after the date hereof, in national or international political conditions, including the escalation of war or major hostilities by the United States, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of terrorist attacks upon or within the United States, (e) any failure, in and of itself, by Roselle or Columbia to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), (f) the public announcement of the Merger and the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, and (g) with respect to any of the Roselle Entities, the effects of any action taken with the prior written consent of Columbia or as otherwise required by this Agreement; further provided, however, that the effect of any of the changes described in clauses (a) through (d) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on the Roselle Entities as a whole or Columbia and its Subsidiaries as a whole, as the case may be, on the one hand, as measured relative to similarly situated companies in the financial services industry, on the other hand.

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“Merger” means, collectively, the MHC Merger, Mid-Tier Merger and Bank Merger.

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary course of business of the Roselle Entities or the Columbia Entities, as applicable, consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

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“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that Roselle’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisors, would, if consummated, result in a transaction that is more favorable to the sole stockholder of RSB Bancorp, the sole stockholder of Roselle Bank and/or the depositors of Roselle Bank than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal, and any other relevant factors permitted under applicable Law).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Taxing Authority.

“Voting Agreement” means the agreement, in the form of Exhibit A hereto, executed by each of the directors and executive officers of Roselle to cast his or her votes in favor of this Agreement and the Merger.

ARTICLE II

The Merger

2.1           The Merger.

(a)            General. On the Effective Date, upon the terms and conditions contained in this Agreement, the Mergers will be effected as follows and in the order presented below:

(i)            The MHC Merger. RSB MHC shall merge with and into Columbia Bank MHC, with Columbia Bank MHC as the surviving entity pursuant to this Agreement and the terms of the merger agreement substantially in the form of Exhibit B hereto (the “MHC Merger”). The separate existence of RSB MHC shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of RSB MHC shall be transferred to and assumed by Columbia Bank MHC as the surviving entity in the MHC Merger, without further act or deed, all in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the HOLA and regulations of the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the New Jersey Department of Banking and Insurance (“NJDOBI”). As a result of the MHC Merger, each holder of a deposit account in Roselle Bank as of the MHC Merger Effective Date shall have the same rights and privileges in Columbia Bank MHC as if such deposit account had been established at Columbia Bank, and all deposit accounts established at Roselle Bank prior to the MHC Merger Effective Date shall confer on a depositor the same rights and privileges in Columbia Bank MHC as if such deposit account had been established at Columbia Bank on the date established at Roselle Bank, including without limitation for purposes of any subscription rights in any future conversion of Columbia Bank MHC to stock form. Except as otherwise set forth herein, the directors and officers of Columbia Bank MHC immediately prior to the MHC Merger Effective Date shall be the directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified. The charter and bylaws of Columbia Bank MHC as in effect immediately prior to the Effective Time shall be the charter and bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. On or before the date that the MHC Merger is consummated, Columbia Bank MHC and RSB MHC, respectively, shall cause to be filed a certificate of merger with the Department of the Treasury of the State of New Jersey (the “New Jersey Department of the Treasury”) in accordance with the NJBCA (the “MHC Merger Certificate”).

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(ii)           The Mid-Tier Merger. RSB Bancorp shall merge with and into Columbia Financial or a to be-formed, wholly owned Subsidiary thereof, with Columbia Financial (or such wholly-owned Subsidiary of Columbia Financial) as the surviving entity pursuant to this Agreement and the terms of the merger agreement set forth as Exhibit C hereto (the “Mid-Tier Merger”). The separate existence of RSB Bancorp shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of RSB Bancorp shall be transferred to and assumed by Columbia Financial ( or such wholly owned Subsidiary of Columbia Financial) as the surviving entity in the Mid-Tier Merger, without further act or deed, all in accordance with the DGCL and the HOLA, and the applicable regulations of the NJDOBI and the Federal Reserve Board. Except as otherwise set forth herein, including Section 5.13(a), the directors and officers of Columbia Financial immediately prior to the Mid-Tier Merger Effective Time shall be the directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified. The certificate of incorporation and bylaws of Columbia Financial as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. On or before the Closing Date, Columbia Financial and RSB Bancorp, respectively, shall cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware in accordance with the DGCL and a certificate of merger with the New Jersey Department of the Treasury in accordance with the NJBCA (collectively, the “Mid-Tier Merger Certificate”). The Mid-Tier Merger shall become effective as of the date and time specified in the Mid-Tier Merger Certificate.

(iii)          The Bank Merger. Roselle Bank will merge with and into Columbia Bank with Columbia Bank as the resulting institution pursuant to this Agreement and the terms of the merger agreement set forth as Exhibit D hereto (the “Bank Merger”). In the event that Roselle Bank is required to (A) convert from a New Jersey stock savings bank to either a New Jersey stock savings association or a federal stock savings association, (B) make an election under Section 10(l) of HOLA to be treated as a savings association; or (C) take any other action as approved or required by the applicable Government Regulators (collectively, the “Charter Conversion”) in order to consummate the transactions contemplated by this Agreement, Roselle Bank will complete the Charter Conversion immediately prior to the Effective Time of the Merger. At the Effective Time of the Merger, the separate corporate existence of Roselle Bank shall cease. Columbia Bank shall be the surviving institution in the Merger and shall continue to be governed by the HOLA and the regulations of the OCC thereunder and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each holder of a deposit account in Roselle Bank as of the Effective Time of the Merger shall have the same rights and privileges in Columbia Bank as if such deposit account had been established at Columbia Bank on the date established at Roselle Bank, and all deposit accounts established at Roselle Bank prior to the Effective Time of the Merger shall confer on a depositor the same rights and privileges in Columbia Bank as if such deposit account had been established at Columbia Bank on the date established at Roselle Bank.

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(b)           Approvals of Government Regulators. The Merger shall not be effective (i) until and unless the acquisition of Roselle by Columbia is approved by the Federal Reserve Board, the OCC, the NJDOBI and the FDIC, as applicable and the Bank Merger is approved by the OCC, the NJDOBI and the FDIC, as applicable, and (ii) if required, the Charter Conversion is approved by NJDOBI or the FDIC, as applicable. The Effective Date of the Merger shall be the date on which the MHC Merger, Mid-Tier Merger and Bank Merger are effective.

(c)            Directors; Officers. In accordance with Section 5.13(a) hereof, the directors and senior executive officers of each Columbia Entity, as the resulting entities, following the Merger shall be those persons identified in Exhibits B – D, respectively.

2.2          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable once the conditions in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) but in any event within 5 Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”), by electronic exchange of documents and signatures; provided, that if Columbia and Roselle mutually agree to a physical closing, the Closing shall take place at the offices of Columbia, located at 19-01 Route 208 North, Fair Lawn, New Jersey 07410, or at a location otherwise agreed upon by Columbia and Roselle.

2.3          Effective Time. In connection with the Closing, the parties hereto shall duly execute and deliver and file (i) the Mid-Tier Merger Certificate with the Secretary of State of the State of Delaware and the New Jersey Department of Treasury and (ii) the MHC Merger Certificate and the Bank Merger Certificate (together, with Mid-Tier Merger Certificate and the Bank Merger Certificate, the “Merger Certificates”) with the applicable Government Regulators. The Merger shall become effective on such date (the “Effective Date”) and at such time as the parties hereto agree and specify in the Merger Certificates (the time such merger becomes effective being the “Effective Time”).

2.4          Effect on Outstanding Shares of Columbia Financial Common Stock.

(a)           Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Columbia Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Columbia Financial and shall not be affected by the Merger.

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(b)           At the Effective Time, Columbia Financial shall issue to Columbia Bank MHC a number of additional shares of Columbia Financial Common Stock equal to the quotient obtained by dividing the Appraised Value by the Columbia Financial Common Stock Market Price Per Share rounded to the nearest whole number of shares.

2.5          Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Columbia may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Columbia may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors of Roselle; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time; or (iii) change the benefits or other arrangements provided to or on behalf of Roselle directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III

Representations and Warranties

3.1          Disclosure Letters. Prior to the execution and delivery of this Agreement, Roselle on the one hand and Columbia on the other hand have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Sections 3.2 and 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the section/subsection of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

3.2          Representations and Warranties of Roselle. Except as set forth in the Roselle Disclosure Letter, Roselle represents and warrants the following to Columbia:

(a)           Organization.

(i)            RSB MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the State of New Jersey and is registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). RSB Bancorp is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a bank company under the BHC Act. Roselle Bank is a stock savings bank validly existing under the laws of State of New Jersey and is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and no other Subsidiary of Roselle is an “insured depository institution.” Each of RSB MHC, RSB Bancorp and Roselle Bank have all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of RSB MHC, RSB Bancorp and Roselle Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Roselle.

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(ii)           RSB MHC has no direct Subsidiaries other than RSB Bancorp. RSB Bancorp has no direct Subsidiaries other than Roselle Bank. Roselle Bank has no direct Subsidiaries other than Roselle Savings Insurance Agency, Inc. (“RSIA”). RSIA is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it, and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Roselle.

(b)           Capital Structure.

(i)            As of the date of this Agreement, (i) RSB MHC does not have any authorized or outstanding capital stock, and (ii) RSB MHC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RSB MHC to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of RSB MHC or obligating RSB MHC to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(ii)           As of the date of this Agreement, (i) RSB Bancorp has (a) nine thousand (9,000) shares of common stock par value, $0.01 per share, authorized, 100 of which are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued to RSB MHC in full compliance with applicable laws and (b) one thousand (1,000) shares of preferred stock par value, $0.01 per share, authorized, none of which are issued and outstanding, and (ii) RSB Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RSB Bancorp to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of RSB Bancorp or obligating RSB Bancorp to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. RSB MHC is the record and beneficial owner of all issued and outstanding shares of RSB Bancorp common stock.

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(iii)          As of the date of this Agreement, (i) Roselle Bank has (a) five million (5,000,000) shares of common stock par value, $2.00 per share, authorized, 100 of which are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued to RSB Bancorp in compliance with applicable laws and (b) no shares of preferred stock are authorized, and (ii) Roselle Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Roselle Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Roselle Bank or obligating Roselle Bank to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. RSB Bancorp is the record and beneficial owner of all issued and outstanding shares of Roselle Bank common stock.

(iv)          As of the date of this Agreement, (i) RSIA has (a) 2,500 shares of common stock, no par value per share, authorized, 200 of which are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued to Roselle Bank in full compliance with applicable laws and (b) no shares of preferred stock are authorized, and (ii) RSIA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RSIA to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of RSIA or obligating RSIA to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Roselle Bank is the record and beneficial owner of all outstanding shares of RSIA common stock.

(c)           Authority. Each of RSB MHC, RSB Bancorp and Roselle Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(e), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of RSB MHC, RSB Bancorp and Roselle Bank, and, except for the approval and adoption of this Agreement by the depositors of Roselle Bank, if required by the Banking Regulators, no other corporate proceedings on the part of RSB MHC, RSB Bancorp and Roselle Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of RSB MHC, RSB Bancorp and Roselle Bank and, assuming due and valid execution and delivery of this Agreement by Columbia, constitutes a valid and binding obligation of each of RSB MHC, RSB Bancorp and Roselle Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(d)           No Violations. The execution, delivery and performance of this Agreement by each of RSB MHC, RSB Bancorp and Roselle Bank do not, and the consummation of the transactions contemplated by this Agreement will not,  assuming any required member /depositor and governmental approvals have been obtained and the applicable waiting periods have expired, (i) violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Roselle (or any of its properties) is subject, (ii) violate the chartering documents or bylaws of any Roselle Entity or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of any Roselle Entity under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Roselle is a party, or to which any of its properties or assets may be subject, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Roselle.

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(e)           Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity or, except for the approval of members/depositors referred to in Section 3.2(c), any third party are required to be made or obtained in connection with the execution and delivery by Roselle of this Agreement or the consummation by Roselle of the merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of the related waiting period required by federal and state banking authorities, including filings and notices with the Federal Reserve Board, the OCC, the FDIC and the NJDOBI and (ii) the filing of the Mid-Tier Certificate of Merger with the Secretary of State of the State of Delaware and a certificate of merger with the New Jersey Department of the Treasury. As of the date hereof, Roselle has no knowledge of any reason pertaining to Roselle why any of the approvals referred to in this Section 3.2(e) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(f)            Governmental Filings. Roselle has filed all material reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the State of New Jersey, the FDIC, the NJDOBI and any other Governmental Entity except where the failure to file such report, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Roselle. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(g)           Financial Statements. RSB Bancorp has previously provided to Columbia its audited consolidated balance sheets as of September 30, 2018 and 2017 and related audited consolidated statements of income, for each of the two years in the period ended September 30, 2018 (the “Roselle Financial Statements”). The Roselle Financial Statements were prepared from the books and records of Roselle, fairly present in all material respects the financial position of Roselle at and as of the dates indicated and the results of operations, retained earnings and cash flows of Roselle for the periods indicated.

(h)           Absence of Certain Changes or Events. Except as set forth in the Roselle Disclosure Letter, since September 30, 2018, (i) Roselle has conducted its business only in the Ordinary Course of Business, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Roselle (iii) except as contemplated by Section 5.11 of this Agreement, there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Roselle to any of its directors, officers or employees, other than in conformity with the policies and practices of Roselle in the usual and ordinary course of its business, (iv) except as contemplated by Section 5.11 of this Agreement, Roselle has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the policies and practices of Roselle in the usual and Ordinary Course of Business, and (v) there has been no change in any accounting principles, practices or methods of Roselle other than as required by GAAP.

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(i)             Litigation. Except as set forth in the Roselle Disclosure Letter, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Roselle, threatened against or affecting Roselle or any property or asset of Roselle that, (i) are seeking damages or declaratory relief against Roselle or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To the knowledge of Roselle, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Roselle. Except as set forth in the Roselle Disclosure Letter, there are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Roselle.

(j)            Absence of Regulatory Actions. Since January 1, 2016, Roselle has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking (each, a “Regulatory Agreement”); provided however, that notwithstanding anything to the contrary contained in this subsection (j), the term Regulatory Agreement does not include any confidential supervisory information (including confidential supervisory information as defined in 12 CFR § 261.2(c) and as identified in 12 CFR § 309.5(g)(8)) of a Governmental Regulator, the disclosure of which would be prohibited by Law. To the knowledge of Roselle, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of Roselle.

(k)           Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Roselle have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Roselle have been paid in full or adequate provision has been made for any such Taxes. Except as set forth in the Roselle Disclosure Letter, as of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Roselle, and no claim has been made by any authority in a jurisdiction where Roselle does not file tax returns that Roselle is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Roselle have been paid in full or adequate provision has been made for any such Taxes. Roselle has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Roselle has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Roselle has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Roselle is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment to any individual of any “excess parachute payments” within the meaning of Section 280G of the IRC and Roselle has not made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

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(l)            Agreements.

(i)            The Roselle Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Roselle is a party or is bound:

(A)             with any officer of Roselle the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Roselle of the nature contemplated by this Agreement;

(B)              with respect to the employment of any directors, officers, employees or consultants;

(C)              any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(D)             that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of Roselle (or, following the consummation of the transactions contemplated hereby, Columbia or any of its Subsidiaries), (2) obligates Roselle or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Columbia or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires Roselle to make available investment opportunities to any person on a priority or exclusive basis;

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(E)              pursuant to which Roselle may become obligated to invest in or contribute capital to any entity;

(F)              that relates to borrowings of money (or guarantees thereof) by Roselle in excess of $100,000, other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the Ordinary Course of Business;

(G)             which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 on an annual basis;

(H)             that was not made in the Ordinary Course of Business which is material to Roselle and is to be performed in whole or in part at or after the execution of this Agreement or was entered into not more than two years before such execution. Only contracts need be identified as to which Roselle is a party or has succeeded to a party by assumption or assignment or in which Roselle has a beneficial interest;

(I)              that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Roselle;

(J)              that relates to the involvement of Roselle in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(K)             upon which Roselle’s business is substantially dependent, as in the case of continuing contracts to sell the major part of Roselle’s products or services or to purchase the major part of Roselle’s requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which Roselle’s business depends to a material extent;

(L)              calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15% of the fixed assets of Roselle;

(M)            which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum;

(N)             which is a management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the executive officers of the Roselle participates, and any other management contract or any compensatory plan, contract, or arrangement in which any other executive officer of the Roselle participates shall be identified unless immaterial in amount or significance; and

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(O)             which is not of the type described in clauses (A) through (N) above and that involved payments by, or to, Roselle in the fiscal year ended September 30, 2019, or which could reasonably be expected to involve such payments during the fiscal year ending September 30, 2020, of more than $50,000 (excluding Loans or Deposits) or the termination of which would require payment by Roselle in excess of $50,000.

(ii)           Roselle is not in default under (and, to the Knowledge of Roselle, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of Roselle, no other party to any such agreement (excluding any loan or extension of credit made by Roselle) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Roselle.

(m)          Intellectual Property. Roselle owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. The Roselle Disclosure Letter sets forth a complete and correct list of Intellectual Property owned by or licensed to Roselle for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party Intellectual Property that Roselle is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the Ordinary Course of Business and/or otherwise resident on desktop computers. With respect to each item of Intellectual Property owned by the Roselle, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Roselle is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Roselle. Roselle has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Roselle must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Roselle, Roselle has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Roselle.

(n)           Labor Matters.

(i)            Roselle is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Roselle is not and has never been a party to, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Roselle is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Roselle, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Roselle pending or, to the Knowledge of Roselle, threatened.

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(ii)           The Roselle Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of Roselle and any consultants or independent contractors providing services to Roselle; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The Roselle Disclosure Letter also identifies the names of Roselle employees who are absent from work due to family medical leave or military leave, or who are receiving worker’s compensation benefits or disability compensation. Other than compensation and benefits payable in the Ordinary Course of Business the payment of which is not delinquent, there are no unpaid wages, bonuses or commissions or other amounts owed to any employee or former employee of Roselle.

(iii)          Roselle has not classified any Person as an “independent contractor” or any similar status who, under applicable law or the provision of any Roselle Employee Plans, should have been classified as an employee. Roselle has no material liability for improperly excluding any person who provides or has provided services to Roselle in any capacity from participating in any Roselle Employee Plans.

(iv)         Except as set forth in the Roselle Disclosure Letter, Roselle does not permit the rollover of more than four (4) days of vacation time into the following calendar year.

(o)           Employee Benefit Plans.

(i)            The Roselle Disclosure Letter contains a complete and accurate list of all pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Roselle (hereinafter referred to collectively as the “Roselle Employee Plans”). Copies of the Roselle Employee Plans have been previously provided to Columbia. There has been no announcement or commitment by Roselle to create an additional Roselle Employee Plan, or to amend any Roselle Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such Roselle Employee Plan. With respect to each Roselle Employee Plan, Roselle has previously made available to Columbia a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Roselle Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Roselle Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Roselle Employee Plan, to the extent available, if the Roselle Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Roselle Employee Plan is a Roselle Pension Plan and any subsequent changes to the actuarial assumptions contained therein, (F) all material notices, correspondence and filings within the last three (3) years concerning the IRS, Department of Labor, Pension Benefit Guarantee Corporation (“PBGC”), or other governmental entity requests for information, correction filings, audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or “reportable events” within the meaning of Section 4043 of ERISA, and (G) copies of the most recently filed IRS Forms 1094 and 1095. Each Roselle Employee Plan that provides for the payment of “deferred compensation,” including any employment agreement between Roselle and any employee, complies in all material respects with Section 409A of the IRC.

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(ii)           There is no pending or, to the Knowledge of Roselle, threatened litigation, administrative action or proceeding relating to any Roselle Employee Plan. All of the Roselle Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Roselle Employee Plans that is likely to result in the imposition of any material penalties or Taxes upon Roselle under Section 502(i) of ERISA or Section 4975 of the IRC. All deferred compensation plans, programs or arrangements are in compliance in all material respects, both in form and operation with Section 409A of the IRC and all guidance issued thereunder.

(iii)           No liability to the PBGC has been or is expected by Roselle to be incurred with respect to any other Roselle Employee Plan that is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained or contributed to by Roselle or any ERISA Affiliate (“Roselle Pension Plan”). No Roselle Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Roselle Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Roselle Pension Plan as of the end of the most recent plan year with respect to the respective Roselle Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Roselle Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Roselle Pension Plan within the 12-month period ending on the date hereof. Roselle has not provided, and is not required to provide, security to any Roselle Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Roselle, nor any ERISA Affiliate, has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Any Roselle Pension Plan that has been terminated in the last six (6) years has been terminated in compliance with all requirements of ERISA and the IRC.

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(iv)          Each Roselle Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (an “Roselle Qualified Plan”) has received a favorable determination letter from the IRS, and, to the Knowledge of Roselle, there are not any circumstances likely to result in revocation of any such favorable determination letter.

(v)           Roselle does not have any obligations for post-retirement or post-employment welfare benefits under any Roselle Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Roselle to any person which is an “excess parachute payment” (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Roselle Employee Plan or accelerate the time of payment or vesting of any such benefit. No Roselle Employee Plan provides for the gross up or reimbursement of any tax liabilities under Sections 409A or 4999 of the Internal Revenue Code to any party.

(vi)          All contributions required to be made with respect to Roselle Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Roselle Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Roselle. Each Roselle Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(vii)         The Roselle Disclosure Letter sets forth the following information regarding certain executives who have employment agreements and/or participate in a supplemental executive retirement arrangement and directors who participate in a non-qualified deferred compensation plan maintained by Roselle: (A) amounts payable to the contracted executives under their respective employment agreements assuming termination of employment as of the Effective Date, (B) the “Base Amount” as defined under Section 280G(b)(3)(A) calculation for each contracted executive, (C) the name of each participant, including former directors and officers who are receiving benefits or eligible for benefits under any non-qualified deferred compensation plan maintained by Roselle, (D) the account balances and/or accrued benefits for each participant in any non-qualified deferred compensation plan maintained by Roselle as of September 30, 2019 and (E) for each participant currently receiving benefits under a non-qualified deferred compensation plan maintained by Roselle, the name of the participant, dollar amount being paid, frequency of the payment and time period for which the payments are being made.

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(p)           Title to Assets. The Roselle Disclosure Letter contains a complete and accurate list of all real property owned or leased by Roselle, including all properties of Roselle classified as “Real Estate Owned” or words of similar import. Roselle has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Roselle is lessee or lessor is valid and in full force and effect and neither Roselle, nor, to the Knowledge of Roselle, any other party to any such lease, is in default or in violation of any material provisions of any such lease. Roselle has previously delivered to Columbia a complete and correct copy of such lease. All real property owned or leased by Roselle is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Roselle to be adequate for the current business of Roselle. To the Knowledge of Roselle, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(q)           Compliance with Laws. Roselle conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Roselle. Roselle has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Roselle, threatened. Roselle is not in violation of and Roselle has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Roselle.

(r)            Environmental Matters.

(i)            Each of Roselle’s properties, the Participation Facilities, and, to the Knowledge of Roselle, the Loan Properties are, and have been, during the period of Roselle’s ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Roselle, threatened, before any court, or Governmental Entity against Roselle or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Roselle or any Participation Facility.

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(iii)          To the Knowledge of Roselle, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or Roselle in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)          Roselle has not received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)          To the Knowledge of Roselle, there are no underground storage tanks at any properties owned or operated by Roselle or any Participation Facility and, except as set forth in the Roselle Disclosure Letter, no underground storage tanks have been closed or removed from any properties owned or operated by Roselle or any Participation Facility.

(vi)         During the period of (A) the ownership or operation by Roselle of any of its current properties or (B) the participation of Roselle in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the Knowledge of Roselle, prior to the period of (A) the ownership or operation by Roselle of any of its current properties or (B) the participation of Roselle in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(s)           Loan Portfolio; Allowance for Loan Losses; Asset Quality.

(i)            All Loans held by Roselle were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, and, to the Knowledge of Roselle, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii)           With respect to each Loan owned by Roselle in whole or in part:

(A)             the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

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(B)              neither Roselle, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)              Roselle is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of Roselle;

(D)             the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(E)              with respect to a Loan held in the form of a participation, to the Knowledge of Roselle, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(F)              there is no pending or, to the Knowledge of Roselle, threatened, condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Roselle; and

(G)             other than foreclosure or other collection proceedings initiated by Roselle in the Ordinary Course of Business, to the Knowledge of Roselle, there is no litigation or proceeding pending or, to the Knowledge of Roselle, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan.

(iii)          Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iv)          The allowance for loan losses reflected in RSB Bancorp’s consolidated balance sheet at September 30, 2018 was, and the allowance for loan losses shown on the balance sheets in RSB Bancorp’s consolidated balance sheet at dates ending after September 30, 2018, in the opinion of management, was or will be adequate, as of the dates thereof.

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(v)          The Roselle Disclosure Letter sets forth a true and complete listing, as of September 30, 2019, of:

(A)             all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B)              Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Roselle due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(vi)         To the Knowledge of Roselle, Roselle is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Roselle that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of Roselle is listed in the Roselle Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(vii)         The Roselle Disclosure Letter sets forth a list of all Loans as of the date hereof by Roselle to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Roselle, (B) there are no Loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (C) all such Loans were originated in compliance in all material respects with all applicable laws.

(t)            Deposits. The deposit accounts of Roselle Bank are insured by the FDIC to the maximum extent permitted by law. Except as set forth in the Roselle Disclosure Letter, none of the deposits of Roselle Bank is a “brokered” deposit.

(u)           Anti-takeover Provisions Inapplicable. Each of RSB MHC, RSB Bancorp and Roselle Bank has taken all actions required to exempt Columbia, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v)           Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the Ordinary Course of Business, no officer or director of Roselle, or any affiliate of any such officer or director, has any material interest, directly or indirectly, in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Roselle.

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(w)          Insurance. In the opinion of management, Roselle is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Roselle Disclosure Letter contains a list of all policies of insurance carried and owned by Roselle showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by Roselle are in full force and effect, Roselle is not in default thereunder, all premiums and other payments due under such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(x)            Investment Securities.

(i)            Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Roselle is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)           Roselle is not party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(y)           Indemnification. Except as provided in the charter or bylaws of each of RSB MHC, RSB Bancorp and Roselle Bank, Roselle is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Roselle and, to the Knowledge of Roselle, there are no claims for which any such person would be entitled to indemnification under the chartering documents and bylaws of Roselle, under any applicable law or regulation or under any employment-related agreement.

(z)            Books and Records. The books and records of Roselle have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(aa)         Corporate Documents. Roselle has previously furnished or made available to Columbia a complete and correct copy of its charter and bylaws as in effect as of the date of this Agreement. Roselle is not in violation of its chartering documents, bylaws or similar organizational documents. The minute books of Roselle constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its members.

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(bb)         CRA, Anti-Money Laundering, OFAC and Customer Information Security. Roselle Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Roselle does not have knowledge of any facts or circumstances that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the Knowledge of Roselle, no non-public Roselle customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either to undertake any remedial action. The Board of Directors of Roselle has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Roselle has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(cc)         Undisclosed Liabilities. Roselle has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the balance sheet of Roselle as of September 30, 2018, except for (i) liabilities incurred since September 30, 2018 in the Ordinary Course of Business that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Roselle, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(dd)         Fees. Except as provided in the engagement letter dated May 15, 2019 by and between Roselle and Sandler O’Neill & Partners, L.P., neither Roselle nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Roselle in connection with this Agreement or the transactions contemplated hereby.

(ee)         No Other Representations.

(i)            Except for the representations and warranties made by Roselle in this Article III, neither Roselle nor any other Person makes any express or implied representation or warranty with respect to Roselle, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Columbia hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Roselle nor any other person makes or has made any representation or warranty to Columbia or any of its Affiliates or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Roselle, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Roselle in this Article III, Section 3.2, any oral or written information presented to Columbia or any of its Affiliates or Representatives in the course of their due diligence investigation of Roselle, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(ii)           Roselle acknowledges and agrees that neither Columbia nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III, Section 3.3.

3.3          Representations and Warranties of Columbia. Except as set forth in the Columbia Disclosure Letter, Columbia Bank MHC, Columbia Financial and Columbia Bank jointly and severally represent and warrant the following to Roselle. Any reference to “Columbia” in this Section 3.3 shall include each of Columbia Bank MHC, Columbia Financial and/or Columbia Bank individually, as and to the extent applicable.

(a)           Organization. Columbia Bank MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Columbia Financial is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the HOLA. Columbia Bank is a stock savings bank, validly existing and in good standing under the laws of the United States of America. Each of Columbia Bank MHC, Columbia Financial and Columbia Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Columbia Bank MHC, Columbia Financial and Columbia Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Columbia, considered as a whole.

(b)           Subsidiaries.

(i)            The authorized capital stock of Columbia Bank consists of 1,000,000 shares of common stock, par value $1.00 per share and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 100 shares of common stock are issued and outstanding and are owned by Columbia Financial and were issued in full compliance with all applicable laws and are owned by Columbia Financial free and clear of all liens and encumbrances.

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(ii)           Columbia Bank MHC has no direct Subsidiaries other than Columbia Financial. Columbia Financial has no direct Subsidiaries other than Columbia Bank. Each of Columbia Bank’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Columbia considered as a whole.

(iii)          The outstanding shares of capital stock of each Subsidiary of Columbia Bank have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of Columbia Bank or any Subsidiary of Columbia Bank are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)          Columbia Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and no other Subsidiary of Columbia is an “insured depository institution.”

(c)           Capital Structure.

(i)            The authorized capital stock of Columbia Financial consists of 500,000,000 shares of Columbia Financial Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share.

(ii)            As of September 30, 2019, (A) 114,536,445 shares of Columbia Financial Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of Columbia Financial preferred stock were issued and outstanding; and (C) 6,560,426 shares of Columbia Financial Common Stock were reserved for issuance pursuant to outstanding grants or awards under Columbia Financial’s stock-based benefit plans. Columbia Bank MHC is the record and beneficial owner of 62,580,155 shares of Columbia Financial Common Stock.

(iii)           The shares of Columbia Financial Common Stock to be issued to Columbia Bank MHC upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. The issuance of the shares of Columbia Financial Common Stock to Columbia Bank MHC upon consummation of the Merger is exempt from registration under the Securities Act of 1933, as amended.

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(d)           Authority. Each of Columbia Bank MHC, Columbia Financial and Columbia Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of Columbia Bank MHC, Columbia Financial and Columbia Bank, and no other corporate proceedings on the part of Columbia Bank MHC, Columbia Financial or Columbia Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i)if required, the approval and adoption of this Agreement by the holders of the outstanding shares of Columbia Financial Common Stock, and (ii) if required, the approval and adoption of this Agreement, or any other matters required to be approved or adopted in or to carry out the intentions of this Agreement, by the members of Columbia Bank MHC. This Agreement has been duly and validly executed and delivered by each of Columbia Bank MHC, Columbia Financial and Columbia Bank and, assuming due and valid execution and delivery of this Agreement by Roselle, constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

(e)           No Violations. The execution, delivery and performance of this Agreement by Columbia does not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Columbia (or any of its properties) is subject, (ii) violate the charter or bylaws of Columbia or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Columbia under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Columbia is a party, or to which any of its properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Columbia considered as a whole.

(f)            Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity, expect for the approval of members/depositors referred to in Section 3.3(d), if required, or any third party are required to be made or obtained in connection with the execution and delivery by Columbia of this Agreement or the consummation by Columbia of the Merger and the other transactions contemplated by this Agreement, except for (i) any approvals or waivers from the Federal Reserve Board for the Merger required under HOLA or BHC Act, any approvals from the OCC under the Bank Merger Act for the Merger and the Bank Merger and any approvals of the NJDOBI for the Merger and the Bank Merger required under the New Jersey Department of Banking and Insurance Act of 1948 (the “New Jersey Banking Statute”), and any approvals from the FDIC for the Bank Merger required under Bank Merger Act (such approvals or waivers under HOLA, the BHC Act, the New Jersey Banking Statute and the Bank Merger Act being herein collectively referred to as the “Bank Regulatory Approvals”); and (ii) the filing of the Mid-Tier Merger Certificate with the Secretary of State of the State of Delaware and the New Jersey Department of Treasury. As of the date hereof, Columbia knows of no reason pertaining to Columbia why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

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(g)           Governmental Filings. Columbia has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015, with the Federal Reserve Board, OCC, FDIC, and any other Governmental Entity, except where the failure to file such report, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)           Exchange Act Reports; Financial Statements. Prior to the execution of this Agreement, Columbia has made available to Roselle complete and accurate copies of (i) Columbia’s Annual Reports on Form 10 K for the year ended December 31, 2018, as amended, as filed under the Exchange Act with the SEC, (ii) all Columbia proxy statements and annual reports to shareholders used in connection with meetings of Columbia shareholders held since January 1, 2019, and (iii) Columbia’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019 (collectively, the “Columbia Exchange Act Reports”), as filed under the Exchange Act with the SEC. As of their respective dates, the Columbia Exchange Act Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws of the SEC. Since January 1, 2018, Columbia has timely filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(i)            Columbia has made available to Roselle copies of its audited consolidated balance sheets as of December 31, 2016, 2017, and 2018 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “Columbia Financial Statements”). The Columbia Financial Statements are based upon the books and records of Columbia, and have been prepared in accordance with GAAP. The Columbia Financial Statements fairly present in all material respects the consolidated financial position of Columbia as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended. The Columbia Financial Statements disclose all material Liabilities of Columbia and its Subsidiaries to the extent required by GAAP.

(j)            No Material Adverse Changes. Since December 31, 2018, there has been no material adverse change in, and no event, occurrence or development in the business of Columbia or its Subsidiaries that, taken individually or as a whole, has had or would reasonably be expected to have a Material Adverse Effect on Columbia or on the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, each of Columbia Bank MHC, Columbia Financial and Columbia Bank has conducted its respective business only in the Ordinary Course of Business.

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(k)            Litigation. There is no Litigation pending against, or, to the Knowledge of Columbia, threatened against Columbia or its Subsidiaries, any present or former officer, director or employee of Columbia or its Subsidiaries (relating to their capacity as such) or any Person for whom Columbia or its Subsidiaries may be liable or to which any of their respective properties or assets may be subject, before or by any Governmental Entity, that (i) would reasonably be expected to have a Material Adverse Effect on Columbia or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(l)             Regulatory Approvals. As of the date hereof, Columbia is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. Neither Columbia nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, any Governmental Entity that would reasonably be expected to, impair the ability of Columbia to obtain the Bank Regulatory Approvals in a timely fashion or to operate Roselle Bank in the Ordinary Course of Business after the Merger. Columbia has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated by this Agreement would oppose or fail to grant its consent or approval to such transactions.

(m)           Community Reinvestment Act Each Subsidiary of Columbia that is an insured depository institution had a rating of “satisfactory” or better as of its most recent CRA examination, and no such Subsidiary has been advised of, and has no reason to believe that, any facts or circumstances exist that would reasonably be expected to cause such Subsidiary to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”

(n)           Compliance with Laws (i) Columbia and each of its Subsidiaries are, and at all times since January 1, 2015 have been, in compliance with all Laws, Governmental Orders or Governmental Authorizations, except where the failure to so comply would not have a Material Adverse Effect on Columbia.

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(ii)           Since January 1, 2015, each of Columbia and its Subsidiaries has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Columbia.

(iii)          Neither Columbia nor any of its Subsidiaries is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Columbia or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority that would reasonably be expected to impair the ability of Columbia to obtain the Bank Regulatory Approvals or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date.

(iv)          No Governmental Entity has initiated since January 1, 2015 or currently has pending any proceeding or enforcement action against Columbia or any of its Subsidiaries.

(v)           Since January 1, 2015, neither Columbia nor any of its Subsidiaries has been advised of, and has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause Columbia or any of its Subsidiaries to be deemed to be operating in material violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(o)          Columbia Employee Benefit Plans. All employee benefit and welfare benefit plans of Columbia or any of its Subsidiaries comply in form and in operation in all material respects with all applicable laws, including the Code and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by Columbia or any of its Subsidiaries and that is intended to be qualified under Section 401(a) of the Code have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination or an opinion letter as to the qualification under the Code of each such plan and each amendment thereto has been issued by the Internal Revenue Service.

(p)          No Other Representations or Warranties.

(i)       Except for the representations and warranties made by Columbia in this Article III, neither Columbia nor any other Person makes any express or implied representation or warranty with respect to Columbia, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Columbia hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Columbia nor any other person makes or has made any representation or warranty to Roselle or any of its Affiliates or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Columbia, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Columbia in this Article III, Section 3.3, any oral or written information presented to Roselle or any of its Affiliates or Representatives in the course of their due diligence investigation of Columbia, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(ii)       Columbia acknowledges and agrees that neither Roselle nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III, Section 3.2.

ARTICLE IV
Conduct Pending the Merger

4.1          Forbearances by Roselle. Except as expressly contemplated or permitted by this Agreement or disclosed in Roselle’s Disclosure Letter, during the period from the date of this Agreement to the Effective Time of the Merger, each Roselle Entity shall not without the prior written consent of Columbia Bank, which consent shall not be unreasonably withheld, conditioned or delayed (which prior written consent shall be deemed to have been given, if Columbia has not objected to a proposed action by Roselle on or before three business days after written notice thereof has been given by Roselle and received by Columbia):

(a)           conduct its business other than in the Ordinary Course of Business; fail to use its reasonable efforts maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           incur, modify, extend or renegotiate any Indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities consistent with past practice or (B) borrowings from the Federal Home Loan Bank with a term less than one year;

(i)            prepay any Indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder; or

(ii)           purchase any brokered certificates of deposit.

(c)           make, declare or pay any dividend or make any other distribution to its members other than the payment of interest on its savings accounts in the Ordinary Course of Business;

(d)           other than in the Ordinary Course of Business, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e)           make any equity investment, other than required purchases of FHLB stock, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity or form any new subsidiary;

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(f)            enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum;

(g)           make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) one to four family residential loans with a loan to value ratios not in excess of 89.9% that are originated after the date of this Agreement in amounts not to exceed an aggregate of $750,000 with respect to any individual borrower, subject to an aggregate cap on the amount of such loans to all borrowers not to exceed $10.0 million (excluding loans covered by (iii) below), (ii) commercial real estate loans with a loan to value ratios not in excess of 75%, in conformity with existing lending practices, and in amounts not to exceed an aggregate of $500,000 with respect to any individual borrower or (iii) loans or advances as to which it has a binding obligation to make such loans or advances as of the date of this Agreement as set forth on Roselle Disclosure Letter Section 4.1(g); provided, however, in the event Roselle requests that Columbia approve the origination, modification or purchase of a Loan requiring Columbia’s approval hereunder and Columbia fails to respond thereto in writing within three (3) business days, such approval shall be deemed to have been given;

(h)           except as described in Roselle’s Disclosure Letter and except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) make or increase any Loan, or commit to make or increase any such Loan, to any director or executive officer of Roselle, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)            except as described in Roselle’s Disclosure Letter, increase in any manner the compensation or fringe benefits of any of its employees or directors or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(i)            become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director; or

(ii)           appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee at an annual salary in excess of $75,000 per annum;

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(j)             commence any action or proceeding, other than to enforce any obligation owed to Roselle and in accordance with past practice or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) that would impose any material restriction of the operations of Columbia following the Closing of the Merger;

(k)            amend its charter or bylaws;

(l)            other than in the Ordinary Course of Business and consistent with market interest rates, increase the interest paid on certificates of deposit;

(m)          restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n)           make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(o)           make any capital expenditures in excess of $25,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or as required by Government Regulators;

(p)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(q)           enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(r)            make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or the direction of a Governmental Entity;

(s)           except as required by law or for communications in the Ordinary Course of Business that do not relate to the Merger or other transactions contemplated hereby:

(i)            issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Columbia and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Columbia (which shall not be unreasonably withheld, conditioned or delayed); or

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(ii)           issue any communication of a general nature to customers without the prior approval of Columbia (which shall not be unreasonably withheld, conditioned or delayed);

(t)            make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(w)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request for written consent by Roselle or response thereto by Columbia shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2          Forbearances by Columbia. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Columbia shall not, nor shall it permit any Subsidiary to, without the prior written consent of Roselle, which shall not unreasonably be withheld, conditioned or delayed (which prior written consent shall be deemed to have been given, if Roselle has not objected to a proposed action by Columbia on or before three business days after written notice thereof has been given by Columbia and received by Roselle):

(a)           conduct its business other than in the Ordinary Course of Business; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)           take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

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(c)               take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement; or

(d)               agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

4.3          Board and Committee Minutes.

(a)           The Roselle Entities shall each provide to Columbia, within two (2) Business Days after the respective Boards of Directors approve them, the respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of each meeting, except that with respect to any meeting held within ten (10) Business Days of the Closing Date, such minutes shall be provided to Columbia prior to the Closing Date. A Roselle Entity may exclude from the minutes matters (i) relating to merger discussions, (ii) relating to discussions by a Roselle Entity Board of Directors of this Agreement and the transactions contemplated hereby, or (iii) any other subject matter that a Roselle Entity determines, based on the advice of counsel, that the disclosure of which could void any claim of attorney-client privilege by Roselle.

(b)           Following receipt of the Bank Regulatory Approvals, the Roselle Entities shall each permit representatives of Columbia to attend meetings of their Boards of Directors or the Executive Committees thereof, provided that the Roselle Entities shall not be required to permit the Columbia representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or with regard to which participation by a representative of Columbia could void any claim of attorney-client privilege by Roselle or would violate applicable Law.

4.4          Reserves and Merger Related Costs. On or before the Effective Time, and at the request of Columbia, Roselle Bank shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Roselle Bank to those of Columbia (as such practices and methods are to be applied to Roselle Bank from and after the Closing Date) and otherwise to reflect expenses related to the Merger and costs incurred by Roselle Bank; provided that no such actions need be effected until Columbia shall have irrevocably certified to the Roselle Entities that all conditions set forth in Article VI to the obligation of the Columbia Entities to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived. No action shall be required to be taken by Roselle Entities pursuant to this paragraph if, in the opinion of the Roselle Entities’ independent auditors, such action would contravene GAAP.

4.5          Depositors Meeting. If required by the appropriate Bank Regulator, Roselle shall submit this Agreement and the Merger to the depositors of Roselle Bank for their approval, and recommend approval of this Agreement to such depositors.

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4.6              Absence of Control. It is the mutual intent of the parties that (a) Columbia shall not by reason of this Agreement be deemed to control, directly or indirectly, Roselle or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of Roselle or any of its Subsidiaries and (b) Roselle shall not by reason of this Agreement be deemed to control, directly or indirectly, Columbia or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of Columbia or any of its Subsidiaries.

ARTICLE V

Covenants

5.1          Acquisition Proposals.

(a)           From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as permitted by this Agreement, Roselle shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, agent, accountant or other representative retained by it directly or indirectly to, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding Roselle to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Columbia), regarding an Acquisition Proposal; or (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Roselle or any investment banker, financial advisor, agent, accountant or other representative retained by Roselle shall be deemed to be a breach of this Section 5.1 by Roselle. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by Roselle Bank’s depositors at a meeting of the depositors of Roselle, if required under applicable Law, this Section 5.1(a) shall not prohibit Roselle from furnishing nonpublic information regarding Roselle to, or entering into discussions or negotiations, or otherwise communicate in any way with, any person in response to an unsolicited Acquisition Proposal that is submitted to Roselle by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) Roselle has not breached any of the covenants set forth in this Section 5.1, (3) Roselle’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations under applicable law, and (4) at least three (3) Business Days prior to furnishing any non-public information to, or entering into discussions or negotiations, or otherwise communicating in any way with, such person, Roselle gives Columbia written notice of the identity of such person and of Roselle’s intention to furnish non-public information to, or enter into discussions with, such person and Roselle receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Columbia and Roselle.

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(b)           Roselle will notify Columbia Financial immediately orally (within twenty-four (24) hours) and in writing (within forth-eight (48) hours) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Columbia any written materials received by Roselle in connection therewith. Roselle will keep Columbia informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)           Roselle will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Roselle shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it is a party and will enforce or cause to be enforced each such agreement at the request of Columbia.

5.2          Notice of Developments. During the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, to the extent permitted by Law, Roselle and Columbia will promptly notify the other party of any event that is reasonably expected to have a Material Adverse Effect on, or any other change in the Ordinary Course of Business of, any Roselle Entity or any Columbia Entity, respectively. Roselle and Columbia will promptly notify the other party in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.2 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.3          Access to Information; Confidentiality.

(a)           During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, and to the extent permitted by Law, Roselle will permit and will cause Roselle Bank to permit Columbia full access, upon reasonable prior notice and during reasonable business hours, to the properties of such Roselle Entities, and will disclose and make available (together with the right to copy) to Columbia and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Columbia all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Roselle Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any Regulatory Authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to any assets, business activities or prospects in which Columbia may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the Roselle Entities; provided, however, that (i) the foregoing rights granted to Columbia will in no way affect the nature or scope of the representations, warranties and covenants of Roselle set forth herein, and (ii) Roselle will be permitted to keep confidential any information relating to legal matters, regulatory matters or the transactions contemplated by this Agreement that Roselle reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Columbia. In addition, Roselle will instruct the officers, employees, counsel and accountants of each of the Roselle Entities to be reasonably available for, and respond to appropriate questions of, such Columbia representatives during reasonable business hours and upon reasonable prior notice by Columbia to such individuals, and to cooperate fully with Columbia in planning for the integration of the businesses of the Roselle Entities with the business of Columbia and its Affiliates.

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(b)           Any confidential information or trade secrets of each of the Roselle Entities received by Columbia, or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the Roselle NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Columbia or, at Roselle’s request, returned to Roselle if this Agreement is terminated as provided in Article VII. Such information will not be used by Columbia or its Representatives or agents to the detriment of the Roselle Entities, and will at all times be maintained and held in compliance with this Section 5.3(b) until the Effective Time.

(c)           Any confidential information or trade secrets of each of the Columbia Entities received by Roselle, or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the Columbia NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Roselle or, at Columbia’s request, returned to Columbia if this Agreement is terminated as provided in Article VII. Such information will not be used by Roselle or its Representatives or agents to the detriment of the Columbia Entities, and will at all times be maintained and held in compliance with this Section 5.3(c) until the Effective Time.

(d)           In the event that this Agreement is terminated, neither Columbia nor Roselle will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason. Upon reasonable notice, Roselle shall afford Columbia and Columbia shall afford Roselle, and their representatives (including, without limitation, directors, officers and employees of each of Columbia and Roselle and its affiliates and counsel, accountants and other professionals retained by Columbia or Roselle, as applicable) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and, subject to the requirements of the independent auditors of such party, work papers of independent auditors), contracts, properties, personnel and to such other information relating to Roselle and Columbia, as the case may be, as Columbia or Roselle may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Roselle or Columbia in this Agreement.

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(e)           Within ten (10) Business Days following the end of each calendar month, Roselle will provide Columbia with an updated list of Loans described in Section 3.2(s)(v).

(f)            As soon as reasonably practicable after the date hereof, Roselle will have Crowe LLP prepare, and Roselle will provide to Columbia, audited balance sheets as of September 30, 2019 and related statements of income, changes in retained earnings and cash flows for the period ended September 30, 2019, together with notes (the “Roselle Audited Financial Statements”). Through the Closing Date, Roselle shall continue to prepare and provide to the Columbia unaudited statements of income for each interim period following the period ended September 30, 2019 (the “Roselle Interim Financial Statements”). As of their respective dates, the foregoing financial statements shall be prepared in accordance with GAAP. The books and records of Roselle shall be maintained in all material respects, in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP shall not have resigned (or informed Roselle that it intends to resign) or been dismissed as Roselle’s independent accountants as a result of or in connection with any disagreements with Roselle on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.4          Applications; Consents.

(a)           Columbia and Roselle shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, but in any event within 45 days of the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. If the Charter Conversion is required by a Government Regulator to consummate the transactions contemplated by the Agreement, Roselle will use its reasonable best efforts to prepare and file as soon as practicable all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the Charter Conversion. Columbia and Roselle shall furnish each other with all information concerning themselves, and any of their directors, officers, depositors and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Roselle or Columbia to any Governmental Entity in connection with the transactions contemplated by this Agreement. Columbia and Roselle shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

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(b)           As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5          Antitakeover Provisions. Roselle shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Columbia, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature in the charter and bylaws of each Roselle Entity, and the provisions of any applicable federal or state antitakeover laws.

5.6          Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7          Press Releases and Announcements. Any public announcement, including any press release or any announcement to employees, customers, suppliers or others having dealings with the Roselle Entities, or similar publicity with respect to this Agreement or the transactions contemplated hereby will be made at such time and in such manner as Columbia will determine, in consultation with Roselle, and approve (with such approval not to be unreasonably withheld, delayed or conditioned), or as determined upon the advice of counsel to be required by applicable Law or the rules and requirements of the applicable securities exchange as the case may be. Notwithstanding the foregoing, Columbia and Roselle agree that any press releases announcing the execution of this Agreement or the Closing will be in a form prepared by Columbia and reviewed and approved by Roselle (with such approval not to be unreasonably withheld, delayed or conditioned) and will be made on the day of execution of this Agreement (or as soon thereafter as is practicable) and on the Closing Date (or as soon thereafter as practicable), respectively. Notwithstanding the foregoing, the initial press release announcing this Agreement shall be a joint press release.

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5.8          Roselle Depositors Meeting.

(a)           If required by the Bank Regulators, Roselle will submit to Roselle Bank depositors this Agreement and any other matters required to be approved or adopted by depositors in order to carry out the intentions of this Agreement. In furtherance of that obligation, Roselle will take, in accordance with applicable Law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of Roselle Bank’s depositors, (the “Roselle Depositors Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Roselle’s Board will use all reasonable best efforts to obtain from Roselle Bank’s depositors a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) Roselle’s Board will recommend to Roselle Bank’s depositors that they vote in favor of the approval and adoption of this Agreement, (ii) the proxy statement Roselle distributes to its depositors shall include a statement to the effect that Roselle’s Board of Directors has recommended that its depositors vote in favor of the approval and adoption of this Agreement, and (iii) neither Roselle’s Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Columbia, the recommendation of Roselle’s Board of Directors that Roselle Bank’s depositors vote in favor of approval and adoption of this Agreement or make any statement in connection with the Roselle Depositors Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Roselle’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to Roselle Bank’s depositors at the Roselle Depositors Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the depositors in the proxy statement distributed to its depositors or an appropriate amendment or supplement thereto to the extent required by law; provided that prior to submitting the Agreement without recommendation, Roselle shall have complied in all material respects with Section 5.1, including providing Columbia with prompt written notice (and in any event within twenty-four (24) hours) advising it of the decision of Roselle’s Board of Directors to take such action.

5.9          Roselle Proxy Statement.

(a)           As promptly as reasonably practicable following the date hereof, if the Bank Regulators require the Roselle Depositors Meeting, Roselle shall prepare and file with Federal Reserve Board, NJDOBI, FDIC and the OCC, a proxy statement and related materials relating to the matters to be submitted to the depositors of Roselle at its Roselle Depositors Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the (“Roselle Proxy Statement”). Upon request, Columbia will furnish to Roselle the information required to be included in the Roselle Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Roselle on the form of, and any characterizations of such information included in, the Roselle Proxy Statement prior to its being filed with the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable. Roselle shall use reasonable best efforts to have the Roselle Proxy Statement cleared for use by the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, and to have the Roselle Proxy Statement mailed to Roselle Bank’s depositors as promptly as practicable thereafter. Roselle will advise Columbia, promptly after it receives notice thereof, of the time when the Roselle Proxy Statement has been cleared for use by the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, or any request by the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, for amendment of the Roselle Proxy Statement. If at any time prior to the Effective Time any information relating to Roselle or Columbia or any of their respective affiliates, officers or directors, should be discovered by Roselle or Columbia which should be set forth in an amendment or supplement to the Roselle Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, and disseminated to Roselle Bank’s depositors.

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5.10        Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and any Subsidiary taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect. Each of the parties hereto shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11         Employee Benefits Matters.

(a)           All persons who are non-contract employees of Roselle Bank immediately prior to the Effective Time and whose employment is not specifically terminated by Roselle at or prior to the Effective Time and with respect to any executive of Roselle Bank who is a party to an employment agreement with Roselle Bank immediately prior to the Effective Time (as disclosed in Section 5.11(e)) and whose employment is not voluntarily or involuntarily terminated immediately prior to the Effective Time (in each case, a “Roselle Continuing Employee”) shall, at the Effective Time, become employees of Columbia Bank (i) at a rate of base pay at least equal to such employee’s rate of base pay immediately prior to the Effective Time; and (ii) will be provided with employee benefits and compensation opportunities that are generally made available to similarly situated employees of Columbia or its Subsidiaries under the terms and conditions of the respective plans and arrangements; provided, however, in no event shall any Continuing Employee be eligible to participate in any frozen plan of Columbia or its Subsidiaries. Notwithstanding any other provision of this Section 5.11, in no event shall any of Roselle’s employees be officers of Columbia Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Columbia Bank. All Roselle Continuing Employees shall be employed at the will of Columbia Bank and no contractual right to employment shall inure to such employees because of this Agreement. For a period of one (1) year after the Effective Time, Columbia Bank will not terminate the employment of any non-contract Roselle Continuing Employee, for any reason other than for “cause” (as such term is defined by Columbia, in its sole discretion, in accordance with its ordinary practices and procedures).

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(b)           In lieu of accepting an offer of employment from Columbia Bank, any non-contract employee of Roselle Bank: (i) who is age 60 or over, or (ii) who elects to terminate his or her employment for good reason, in accordance with the terms set forth in Columbia Disclosure Letter 5.11(b) (for purposes of (i) or (ii) above, such employees are referred to as “Separated Employees”) may elect to participate in an optional service award separation program set forth in Columbia Disclosure Letter 5.11(b); provided, however, that Columbia Bank shall not have any obligation to provide any separation payment under (i) or (ii), above, to any of Roselle Bank employees or Roselle Continuing Employees whose termination of employment occurs due to death, disability, resignation or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with Roselle Bank or Columbia Bank.

(c)            At the sole discretion of Columbia, Columbia may maintain Roselle Bank’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Columbia determines prior to the Effective Time to terminate one or more of Roselle Bank’s health and/or welfare plans, then at the written request of Columbia, Roselle Bank shall adopt resolutions, to the extent required, providing that one or more of Roselle Bank’s health and welfare plans (excluding any plans that are mutually agreed to in writing between the parties) will be terminated effective immediately prior to the Effective Time (or such later date as requested by Columbia in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements or, if termination is prohibited on the same date, the earliest possible date following that date that is not prohibited by the terms of such arrangements. Notwithstanding the foregoing, no coverage of any of the Roselle Continuing Employees or their dependents shall terminate under any of Roselle Bank’s health and welfare plans prior to the time such Roselle Continuing Employees and their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all similarly-situated employees of Columbia and its Subsidiaries and their dependents and, consequently, no Roselle Continuing Employee shall experience a gap in coverage. Columbia shall use commercially reasonable efforts to cause Roselle Continuing Employees who become covered under health (including dental and vision) plans, programs and benefits of Columbia or any of its Subsidiaries to receive credit for any co-payments and deductibles paid under Roselle Bank’s health (including dental and vision) plans for the plan year in which coverage commences under Columbia’s health plan and to waive any pre-existing conditions under any such plans. Separated Employees of the Roselle Entities and their qualified beneficiaries will have the right to continued coverage under group health plans of Roselle or Columbia, as applicable, in accordance with COBRA. As of the Effective Date, Roselle will recognize all expenses and accrue all liabilities for benefits payable under the Roselle non-qualified deferred compensation plans and supplemental executive retirement arrangements.

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(d)           Except as provided herein, Columbia shall cause each employee benefit plan of Columbia in which Roselle Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the employee benefit plans of Columbia (but not for purposes of benefit accrual) the service of such employees with Roselle Bank to the same extent as such service was credited for such purpose by Roselle Bank; provided, however, that such service shall not be recognized: (i) for purposes of the six (6) month waiting period for eligibility under the ESOP; or (ii) to the extent that such recognition would result in a duplication of benefits under any of the Columbia Benefit Plans. This Agreement shall not be construed to limit the ability of Columbia to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Columbia deems appropriate. To the extent that the Roselle 401(k) plan is terminated following receipt of a favorable determination letter from the IRS upon termination of the Roselle 401(k) plan, Columbia shall take any steps necessary, including amending the Columbia 401(k) plan, to allow Continuing Employees to roll their account balances from the Roselle 401(k) plan to the Columbia 401(k) plan.

(e)           Subject to any regulatory approvals or limitations, Columbia shall honor all obligations under the employment agreements which were disclosed to Columbia prior to September 6, 2019 and which are set forth in the Roselle Disclosure Letter Section 3.2(o), as such employment agreements were subsequently amended as of the date of this Agreement in the form set forth in Roselle Disclosure Letter Section 5.11(e), except to the extent any such agreement is superseded, amended or terminated as of, or following, the Effective Time.

(f)            Columbia shall honor all obligations under the 2012 Roselle Amended and Restated Director Retirement Plan (“Roselle DRP”), subject to any regulatory approvals or limitations. Subject to the requirements of Code Section 409A, the lump-sum equivalent of the present value of the benefit due to each current or former director shall be paid to such director in accordance with the terms of the Roselle DRP. Roselle does not maintain or contribute to a rabbi trust or similar funding vehicle and the transactions contemplated by this Agreement will not cause or require Roselle to establish or make a contribution to a rabbi trust or similar finding vehicle.

(g)           Within forty-five (45) days after the date of this Agreement, Columbia shall designate those employees of Roselle Bank who will be eligible to receive a retention bonus from Columbia, in its sole discretion, in the event such employee remains a Roselle Continuing Employee as of the Closing Date and/or through a post-Closing transition period to be determined by Columbia.

(h)           This Agreement is an agreement solely between Roselle and Columbia. Except for the indemnification rights provided in Section 5.12, nothing in this Agreement, including this Section 5.11, whether express or implied, confers upon any Roselle Employees, employees of Columbia and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever.

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5.12         Indemnification.

(a)           From and after the Effective Time, through the sixth anniversary of the Effective Time, Columbia agrees to indemnify and hold harmless each of the current and former directors, officers and employees of Roselle (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Roselle or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Roselle’s charter and bylaws or applicable regulations as in effect on the date of this Agreement and as permitted by applicable law, and Columbia shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b)           Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such action, suit, proceeding or investigation described above, shall promptly notify Columbia thereof. Any failure to so notify shall not affect the obligations of Columbia under Section 5.12(a) unless and to the extent that Columbia is actually prejudiced as a result of such failure.

(c)           Prior to the Effective Time, Roselle will or, if Roselle is unable to, Columbia as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage and deductibles at least as favorable to the Indemnified Parties as the existing policies of the Roselle Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Columbia will pay the premium for such D&O Insurance tail policy; provided, however, that in no event will Columbia be required to expend more than 250% of the current amount expended on an annual basis by the Roselle Entities to procure their existing D&O Insurance policies. If Roselle or Columbia for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Columbia will obtain as much as comparable D&O Insurance as is available at a cost in the aggregate for such six (6) year period up to 250% of the current annual premiums expended by the Roselle Entities for their existing D&O Insurance policies.

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(d)           In the event Columbia or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and as required each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Columbia assume the obligations set forth in this Section 5.12.

(e)           The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13        Board Representation /Divisional Board.

(a)           Columbia Bank, subject to its corporate governance policies and guidelines, shall take all action necessary to appoint one member of Roselle Bank’s Board of Directors to the Board of Directors of Columbia Bank, effective upon the Effective Time.

(b)           Columbia shall take all action necessary to establish and maintain a Divisional Board of Columbia Bank (“Roselle Divisional Board”) for a minimum of a two year period following the Effective Date and to invite the directors of Roselle Bank to join the Roselle Divisional Board, except for any director of Roselle Bank that is identified on Exhibits B-D. Subject to any regulatory approvals or limitations, Roselle Divisional Board members will receive compensation for service on, and attendance at, Roselle Divisional Board meetings equal to the amount of board fees paid annually by Roselle Bank to its non-employee directors as disclosed to Columbia prior to the date of this Agreement and as such fees are set forth on Roselle Disclosure Letter 5.13(b). There shall be no age limitations or age requirements to serve on the Roselle Divisional Board.

5.14        Registration of Columbia Financial Common Stock. Columbia Financial shall take any action required to be taken under any applicable state securities laws in connection with the Merger and Roselle shall furnish all information concerning it as may be reasonably requested in connection with such action.

5.15        Branches. It is expected that there will be no Columbia Bank or Roselle branch closings or relocations or consolidations of exiting branches as part of the Merger.

5.16        Columbia Bank Foundation. Columbia agrees to recommend to the Board of Directors of the Columbia Bank Foundation (the “Columbia Bank Foundation”) that at the Effective Time the Columbia Bank Foundation, in accordance with its charter, guidelines and governing documents, to make charitable contributions of up to $200,000 in the aggregate annually for two years following the Effective Time (for avoidance of doubt, the aggregate amount of the charitable contributions for the two years shall be up to $400,000) to qualified charities as recommended by the Roselle Divisional Board that are consistent with Roselle’s tradition of serving its community.

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5.17        Updated Disclosure Letters. On a date fifteen (15) Business Days prior to the Effective Time and on the Effective Time, Roselle will modify any Disclosure Letter to this Agreement or add any Disclosure Letter for the purpose of making the representations and warranties to which any such Disclosure Letter relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Disclosure Letter or to reflect any additional information obtained by Roselle subsequent to the date any Disclosure Letter was previously delivered by Roselle to Columbia. Notwithstanding the foregoing, any updated Disclosure Letter will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 6.2(a).

ARTICLE VI
Conditions to Consummation

6.1          Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)           Depositor Approval. If required by the Bank Regulators, this Agreement shall have been approved by the requisite vote of Roselle Bank’s depositors in accordance with applicable laws and regulations.

(b)           Regulatory Approvals. The Bank Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of such approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect, the benefits to Columbia and its Subsidiaries of the transactions contemplated by this Agreement; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Columbia or any of its Subsidiaries; or (iii) otherwise have a Material Adverse Effect on Columbia.

(c)           No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)           Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Columbia (after giving effect to the consummation of the transactions contemplated hereby).

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6.2          Conditions to the Obligations of Columbia. The obligations of Columbia to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Columbia:

(a)           Roselle’s Representations and Warranties. Each of the representations and warranties of RSB MHC, RSB Bancorp and Roselle Bank set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of RSB MHC, RSB Bancorp and Roselle Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Roselle, considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)           Performance of Roselle’s Obligations. Each of the Roselle Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officers’ Certificate. Columbia shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of each of the Roselle Entities to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Roselle.

(e)           Good Standing and Other Certificates. Columbia shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of each Roselle Entity and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Columbia may reasonably require.

(f)            Roselle Secretary’s Certificates. Each of the Roselle Entities will have furnished to Columbia (i) copies of the text of the resolutions by which the corporate action on the part of the Roselle Entity necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of the Roselle Entity by its corporate secretary or one of its assistant corporate secretaries certifying to Columbia that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

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6.3          Conditions to the Obligations of Roselle. The obligations of Roselle to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Roselle:

(a)           Columbia Representations and Warranties. Each of the representations and warranties of Columbia Bank MHC, Columbia Financial and Columbia Bank set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Columbia Bank MHC, Columbia Financial and Columbia Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Columbia considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)           Performance of Columbia Bank MHC, Columbia Bank and Columbia Bank’s Obligations. Columbia Bank MHC, Columbia Financial and Columbia Bank shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time of the Merger.

(c)           Officers’ Certificate. Roselle shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Columbia Bank MHC, Columbia Financial and Columbia Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Columbia.

(e)           Good Standing and Other Certificates. Roselle shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of each of the Columbia Entities and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Roselle may reasonably require.

(f)            Columbia Secretary’s Certificate. Each of the Columbia Entities will have furnished to Roselle (i) copies of the text of the resolutions by which the corporate action on the part of the Columbia Entity necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of the Columbia Entity by its corporate secretary or one of its assistant corporate secretaries certifying to Roselle that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

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ARTICLE VII

Termination

7.1          Reasons for Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Boards of Directors of the terminating party, either before or after any required member/depositor approval, if any:

(a)            Mutual Consent. By the mutual written consent of the Boards of Directors of Columbia and Roselle; or

(b)           No Depositor Approval. By Columbia or Roselle, in the event of the failure of Roselle Bank’s depositors, if required, to approve the Agreement at the Roselle Depositors Meeting, provided, however, that Roselle shall only be entitled to terminate the Agreement pursuant to this clause if Roselle has complied in all material respects with its obligations under Section 5.8; or

(c)           No Regulatory Approval. By either Columbia or Roselle, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-applicable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)           Delay. By either Columbia or Roselle, in the event the Merger shall not have occurred by August 31, 2020, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

(e)           Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Columbia or Roselle (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)            Failure of Roselle to Recommend Approval. By Columbia if Roselle is required to hold the Roselle Depositor Meeting and (i) the Board of Directors of Roselle does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval and adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, the Board of Directors of Roselle withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Columbia; or

(g)           Superior Proposal. By Roselle, (i) if the Board of Directors of Roselle authorizes Roselle to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of Roselle has determined is a Superior Proposal and (2) Roselle has not materially breached its obligations under Section 5.1; provided, that Roselle shall not terminate this Agreement pursuant to this Section 7.1(g) and enter into an agreement for an Acquisition Transaction until the expiration of three (3) business days following Roselle’s written notice advising Columbia that Roselle has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether Roselle intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, Roselle shall provide a reasonable opportunity to Columbia during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable Roselle to proceed with the transactions contemplated herein on such adjusted terms.

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7.2          Effect of Termination. In the event of termination of this Agreement by either Columbia or Roselle as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.4, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(b) and (c), 7.4 and 8.6, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of the willful breach of any provision of this Agreement.

7.3          Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated.

7.4          Termination Fees.

(a)           If this Agreement is terminated by (i) Columbia or Roselle pursuant to Section 7.1(e) hereof as a result of the other party’s willful or intentional breach, or willful or intentional failure to perform, in any material respect, its covenants contained in the Agreement, or (ii) Roselle pursuant to Section 7.1(g) hereof, then the breaching party shall pay to the non-breaching party on the date of such termination, by wire transfer of immediately available funds, an amount equal to the out-of-pocket expenses incurred by the non-breaching party in connection with the transactions contemplated by this Agreement (as itemized by the non-breaching party), up to $1,500,000, as agreed upon liquidated damages.

(b)           If after the date of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Roselle or has been made directly to its depositors generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Roselle and (i) thereafter this Agreement is terminated by either Roselle or Columbia pursuant to Section 7.1(d) and, if required, Roselle shall have failed to obtain the approval of this Agreement by Roselle Bank’s depositors at the Roselle Depositors Meeting or any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken or (ii) thereafter this Agreement is terminated by Columbia pursuant to Section 7.1(f), and (iii) prior to the date that is twelve (12) months after the date of such termination, Roselle enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Roselle shall pay Columbia a termination fee of $1,500,000 as agreed upon liquidated damages.

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7.5          Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE VIII

General Provisions

8.1          Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2          No Survival of Representations. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 and Section 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3          Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

8.4          Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5          Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREBY AND THEREBY, EXCEPT FOR MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE RSB MHC AND ROSELLE BANK BOARDS OF DIRECTORS WHICH SHALL BE SUBJECT TO THE LAWS OF THE STATE OF NEW JERSEY.

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8.6          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Columbia Bank MHC, Columbia Financial and Columbia Bank, to:

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, NJ 07410

Attention: Thomas J. Kemly

                    President and Chief Executive Officer

Telephone: 800.522.4167

With copies (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attention: Christina M. Gattuso, Esq.

Telephone: 202.508.5884

E-Mail: cgattuso@kilpatricktownsend.com

If to RSB MHC, RSB Bancorp, Inc. and Roselle Bank, to:

Roselle Bank

235 Chestnut Street

Roselle, NJ 07203

Attention: Michael McCambridge

Telephone: 908.245.1885

With copies (which will not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attention: Kent M. Krudys, Esq.

Telephone: 202.274.2019

E-Mail: kkrudys@luselaw.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three (3) Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.

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8.7          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Columbia may assign any of its rights under this Agreement to one or more Subsidiaries of Columbia, so long as Columbia remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

8.8          No Third Party Beneficiaries. Except as otherwise specifically provided in Section 5.12(e), nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement. The representations and warranties contained in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9          Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.12 and Section 5.13, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.10        Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

8.11        Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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8.12        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

8.13        No Presumption Against Drafting Party. Each of the Columbia Entities and the Roselle Entities acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Columbia Bank MHC

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

Columbia Financial, Inc.

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

Columbia Bank

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

RSB Bancorp, MHC

By:	/s/ Michael D. McCambridge
Michael D. McCambridge
President and Treasurer

RSB Bancorp, Inc.

By:	/s/ Michael D. McCambridge
Michael D. McCambridge
President and Treasurer

Roselle Bank

By:	/s/ Michael D. McCambridge
Michael D. McCambridge
President and Chief Financial Officer

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Exhibit A

Form of Voting Agreement

December 2, 2019

Columbia Bank

Columbia Financial, Inc.

Columbia Bank MHC

19-01 Route 208 North

Fair Lawn, NJ 07410

To the Board of Directors:

The undersigned is a director and/or an executive officer of RSB Bancorp, MHC, RSB Bancorp, Inc. or Roselle Bank (collectively, “Roselle”). Simultaneously with the execution hereof, Columbia Bank MHC, Columbia Financial, Inc. and Columbia Bank (collectively, “Columbia”) and Roselle are executing an Agreement and Plan of Merger dated December 2, 2019 (the “Agreement”), contemplating the acquisition of Roselle through the merger of each of the Roselle Entities with and into the respective Columbia Entities (the “Merger”). The execution of the Agreement by Columbia is subject to the execution and delivery of this letter agreement.

In consideration of the expenses that Columbia will incur in connection with the transactions contemplated by the Agreement and to induce Columbia to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a depositor of Roselle, and not in his or her capacity as a director or officer of Roselle, as follows:

1.       While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the votes that the undersigned shall be entitled to so vote at the Roselle Depositor Meeting, if required: (a) for the approval of the Agreement and the Merger at the meeting of the depositors of Roselle; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

2.       The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief that may be available, Columbia shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

3.       This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of Roselle Bank’s depositors with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

4.       The parties hereto acknowledge that the undersigned is entering into this letter agreement solely in his or her capacity as a depositor of Roselle and, notwithstanding anything to the contrary in this letter agreement, nothing in this letter agreement is intended or shall be construed to require the undersigned, in his or her capacity as a director and/or an executive officer of Roselle, to act or fail to act other than in accordance with his or her fiduciary duties.

5.       Notwithstanding anything to the contrary contained in this Voting Agreement, if the Roselle Bank depositors are not required to approve the Agreement and the Merger, this Voting Agreement will be automatically null and void with no further recourse to any party.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of

the date first above written:

Columbia Financial, Inc.

By: Thomas J. Kemly
Its: President and Chief Executive Officer

Exhibit B

AGREEMENT OF MERGER BETWEEN

COLUMBIA BANK, MHC

AND RSB BANCORP, MHC

THIS AGREEMENT OF MERGER (this “MHC Merger Agreement”) dated as of [•], 2020 is made by and between Columbia Bank, MHC (“Columbia MHC”), a federal mutual holding company and RSB Bancorp, MHC (“RSB MHC”), a New Jersey-chartered mutual holding company.

R E C I T A L S:

1. Roselle Bank, a New Jersey stock savings bank (“Roselle Bank”), RSB Bancorp, Inc., a Delaware corporation (“RSB Bancorp”), RSB MHC, and Columbia Bank, a federal savings bank (“Columbia Bank”), Columbia Financial, Inc., a Delaware corporation (“Columbia Financial”), and Columbia MHC, have executed and delivered the Agreement and Plan of Merger, dated as of December 2, 2019, the (“Merger Agreement”), pursuant to which: (i) RSB MHC shall merge with and into Columbia MHC, with Columbia MHC as the surviving entity; (ii) RSB Bancorp shall merge with and into Columbia Financial (or a wholly owned subsidiary of Columbia Financial), with Columbia Financial (or such wholly owned subsidiary of Columbia Financial) as the surviving entity; and (iii) Roselle Bank shall merge with and into Columbia Bank, with Columbia Bank as the surviving entity.

2. The Boards of directors of RSB MHC and Columbia MHC have approved this MHC Merger Agreement and authorized the execution and delivery of this MHC Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the MHC Merger Effective Date (as defined below), RSB MHC shall merge with and into Columbia MHC (the “MHC Merger”), with Columbia MHC as the resulting entity (the “Resulting Entity”). The separate existence of RSB MHC shall cease. As a result of the MHC Merger, each holder of a deposit account in Roselle Bank, as of the MHC Merger Effective Date, shall have the same rights and privileges in Columbia MHC as if such deposit account had been established at Columbia Bank, and all deposit accounts established at Roselle Bank prior to the MHC Merger Effective Date shall confer on a depositor the same rights and privileges in Columbia MHC as if such deposit account had been established at Columbia Bank on the date established at Roselle Bank, including with respect to subscription rights in any conversion of Columbia MHC to stock form.

2. Effective Date. The MHC Merger Effective Date shall be the date, after all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement have been received and all waiting periods have been expired, upon which the certificate of merger is filed with the New Jersey Department of Banking and Insurance and the Board of Governors of the Federal Reserve System, as appropriate.

3. Name. The name of the Resulting Entity shall be Columbia Bank, MHC.

4. Offices. The main office of the Resulting Entity shall be 19-01 Route 208 North Fair Lawn, NJ 07410.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

COLUMBIA BANK, MHC

By:
Name:	Thomas J. Kemly
Title:	President and Chief Executive Officer

RSB BANCORP, MHC

By:
Name:	Michael D. McCambridge
Title:	President and Chief Financial Officer

Exhibit C

AGREEMENT OF MERGER BETWEEN

COLUMBIA FINANCIAL, INC.

AND RSB BANCORP, INC.

THIS AGREEMENT OF MERGER (this “Bancorp Merger Agreement”) dated as of [•], 2020 is made by and between Columbia Financial, Inc. (“Columbia Financial”), a Delaware-chartered corporation and RSB Bancorp, Inc. (“RSB Bancorp”), a Delaware-chartered corporation.

R E C I T A L S:

1. Roselle Bank, a New Jersey savings bank (“Roselle Bank”), RSB Bancorp, Inc., RSB Bancorp, MHC (“RSB MHC”), a New Jersey-chartered mutual holding company and Columbia Bank, a federal savings bank, Columbia Financial and Columbia Bank, MHC (“Columbia MHC”), a federally chartered mutual holding company have executed and delivered the Agreement and Plan of Merger, dated as of December 2, 2019, the (“Merger Agreement”), pursuant to which: (i) RSB MHC shall merge with and into Columbia MHC, with Columbia MHC as the surviving entity; (ii) RSB Bancorp shall merge with and into Columbia Financial (or a wholly owned subsidiary of Columbia Financial), with Columbia Financial (or such wholly owned subsidiary of Columbia Financial) as the surviving entity; and (iii) Roselle Bank shall merge with and into Columbia Bank, with Columbia Bank as the surviving entity.

2. The Boards of directors of RSB Bancorp and Columbia Financial have approved this Bancorp Merger Agreement and authorized the execution and delivery of this Bancorp Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Bancorp Merger Effective Date (as defined below), RSB Bancorp shall merge with and into Columbia Financial (the “Bancorp Merger”), with Columbia Financial as the resulting entity (the “Resulting Entity”). The separate existence of RSB Bancorp shall cease.

2. Effective Date. The Bancorp Merger Effective Date shall be the date, after all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement have been received, upon which the certificate of merger is filed with the Secretary of State of Delaware.

3. Name. The name of the Resulting Entity shall be Columbia Financial, Inc.

4. Offices. The main office of the Resulting Entity shall be 19-01 Route 208 North

Fair Lawn, NJ 07410.

5. Directors and Officers. The officers of Columbia Financial immediately prior to the Bancorp Merger Effective Date shall be the officers of the Resulting Entity after the Bancorp Merger Effective Date, until their respective successors are duly elected or appointed and qualified. The directors of Columbia Financial immediately prior to the Bancorp Merger Effective Date shall be the directors of the Resulting Entity after the Bancorp Merger Effective Date, until their respective successors are duly elected or appointed and qualified..

6. Rights and Duties of the Resulting Entity. At the Bancorp Merger Effective Date, RSB Bancorp shall be merged with and into Columbia Financial, and Columbia Financial shall be the Resulting Entity. The business of the Resulting Entity shall be that of a Delaware-chartered savings and loan holding company as provided in Columbia Financial’s Certificate of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of RSB Bancorp shall be automatically transferred to and vested in the Resulting Entity by virtue of such merger without any deed or other document of transfer. The Resulting Entity, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interests and powers were held or enjoyed by RSB Bancorp. The Resulting Entity shall be responsible for all of the liabilities, restrictions and duties of every kind and description of RSB Bancorp, immediately prior to the Bancorp Merger, including liabilities for all debts, obligations and contracts of RSB Bancorp, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of RSB Bancorp shall be preserved and shall not be released or impaired.

7. Other Terms. All terms used in this Bancorp Merger Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

IN WITNESS WHEREOF, RSB Bancorp and Columbia Financial have caused this Bancorp Merger Agreement to be executed as of the date and year first above written.

COLUMBIA FINANCIAL, INC.

By:
Name:	Thomas J. Kemly
Title:	President and Chief Executive Officer

RSB BANCORP, INC.

By:
Name:	Michael D. McCambridge
Title:	President and Chief Financial Officer

Exhibit D

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT dated as of [•], 2020 (this “Bank Merger Agreement”), is by and between Roselle Bank, a New Jersey state-chartered stock savings bank, and Columbia Bank, a federally chartered stock savings bank.

WITNESSETH:

WHEREAS, Roselle Bank is a New Jersey state-chartered stock savings bank and a wholly owned subsidiary of RSB Bancorp, Inc., a Delaware corporation (“RSB Bancorp”); the authorized capital stock of Roselle Bank consists of 5,000,000 shares of common stock, par value $2.00 per share, of which [•] shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Columbia Bank is a direct wholly owned subsidiary of Columbia Financial, Inc., a Delaware corporation (“Columbia Financial”);

WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated as of December 2, 2019 (the “Merger Agreement”), by and among RSB Bancorp, MHC (“RSB MHC”), RSB Bancorp, Roselle Bank, Columbia Bank MHC (“Columbia MHC”), Columbia Financial and Columbia Bank, RSB Bancorp will merge with and into Columbia Financial;

WHEREAS, as a result of the merger of RSB Bancorp with and into Columbia Financial, Roselle Bank will become a direct wholly owned subsidiary of Columbia Financial;

WHEREAS, the respective Boards of Directors of Roselle Bank and Columbia Bank have determined that the merger of Roselle Bank with and into Columbia Bank, with Columbia Bank being the surviving institution (the “Resulting Institution”), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the “Bank Merger”) is in the best interests of Roselle Bank and Columbia Bank;

WHEREAS, solely to facilitate the Bank Merger, Roselle Savings Bank will convert from a New Jersey chartered savings bank to a New Jersey state-chartered stock savings association for a moment in time only (the “Charter Conversion”);

WHEREAS, it is anticipated that the Bank Merger would occur immediately after the transactions contemplated by the Merger Agreement;

WHEREAS, this Bank Merger Agreement has been approved by the unanimous written consent of the sole shareholders of each of Roselle Bank and Columbia Bank;

WHEREAS, the Bank Merger has been approved by the Office of the Comptroller of the Currency (the “OCC”) and the New Jersey Department of Banking and Insurance (the “Department”) and the Charter Conversion has been approved by the applicable Government Regulators.

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

1.       Merger. At and on the Effective Time (as defined below) of the Bank Merger, Roselle Bank shall be merged with and into Columbia Bank with Columbia Bank surviving as the Resulting Institution (the “Bank Merger”). Columbia Financial shall be the owner of 100% of the outstanding common stock of the Resulting Institution.

2.       Charter Conversion. Immediately prior to the Effective Time of the Bank Merger, and solely to facilitate the Bank Merger, Roselle Bank shall undergo the Charter Conversion pursuant to which Roselle Bank shall convert from a New Jersey state-chartered stock savings bank to a New Jersey state-chartered stock savings association for a moment in time only.

3.       Effective Time. The Bank Merger will be effective upon the time and date specified in the notice filed with the OCC and the Certificate of Merger filed with the Department as the Effective Time of the Bank Merger, as the case may be (the “Effective Time”), which shall in no event be earlier than the effective time of the Merger.

4.       Charter. At the Effective Time, the charter of Columbia Bank as in effect immediately prior to the Bank Merger shall be the charter of the Resulting Institution, until thereafter amended in accordance with applicable law.

5.       Name. The name of the Resulting Institution shall be Columbia Bank.

6.       Offices. The principal office and branch offices of Roselle Bank are set forth on Exhibit A hereto. The principal office and branch offices of Columbia Bank are set forth on Exhibit B hereto. At the Effective Time, the principal office and the branch offices of the Resulting Institution shall be those offices set forth on Exhibit C hereto.

7.       Directors and Officers. The officers and directors of Columbia Bank immediately prior to the Effective Time shall be the officers and directors of the Resulting Institution immediately after the Effective Time. In addition, a current director of Roselle Bank, as determined by Columbia Bank, shall also be appointed as a director of the Resulting Institution as of the Effective Time.

8.       Rights and Duties of the Resulting Institution. The business of the Resulting Institution shall be that of a federally chartered stock savings bank, as provided for in its charter and under applicable federal law and the related regulations of the OCC. All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Roselle Bank shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer. The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Roselle Bank and Columbia Bank, respectively. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Roselle Bank and Columbia Bank immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Roselle Bank and Columbia Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of either Roselle Bank or Columbia Bank. Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable OCC and Federal Deposit Insurance Corporation regulations. All rights of creditors and other obligees and all liens on property of either Roselle Bank or Columbia Bank shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired. The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution.

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9.       Effect on Shares of Stock.

(a)       Each share of Columbia Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)       At the Effective Time, each share of Roselle Bank common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Columbia Bank or the holder thereof, be cancelled. No shares of capital stock of Columbia Bank or any other consideration shall be issuable or exchangeable with respect to shares of Roselle Bank common stock.

10.       Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

11.       Amendment. This Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Roselle Bank and Columbia Bank at any time prior to the Effective Time.

12.       Waiver. Subject to applicable law, any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party.

13.       Successors and Assigns. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Bank Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.       Termination. This Bank Merger Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms. This Bank Merger Agreement also may be terminated at any time prior to the Effective Time by mutual consent of Roselle Bank and Columbia Bank in a written instrument, if and to the extent authorized by the respective Boards of Directors of Roselle Bank and Columbia Bank. In the event of the termination of this Bank Merger Agreement as provided in this Section 14, this Bank Merger Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Bank Merger Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Bank Merger Agreement.

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15.       Conditions Precedent. The obligations of the parties under this Bank Merger Agreement to consummate the Bank Merger shall be subject to: (i) receipt of approval of the Bank Merger and the Charter Conversion from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC and the Department; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and (iii) consummation of the merger of RSB Bancorp with and into Columbia Financial in accordance with the terms and conditions of the Merger Agreement.

16.       Other Terms. All terms used in this Bank Merger Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

17.       Countersignatures. This Bank Merger Agreement may be executed by facsimile or other electronic means and in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties have caused this Bank Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Attest:		Roselle Bank

By:		By:
Name:	Janice L. Ritz	Name:	Michael D. McCambridge
Title:	Secretary	Title:	President and Chief Financial Officer

Attest:		COLUMBIA BANK

By:		By:
Name:	Mayra L. Rinaldi	Name:	Thomas J. Kemly
Title:	Secretary	Title:	President and Chief Executive Officer

[Signature Page to Bank Merger Agreement]

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